Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal Third Quarter 2018 Financial Results
Updates Fiscal Year 2018 Annual Guidance

Lake Forest, CA. October 16, 2018 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal third quarter 2018 financial results. The Company also updated its guidance for fiscal year 2018.

Fiscal Third Quarter 2018 Highlights

•	System-wide comparable restaurant sales grew 1.4%, marking the 20th consecutive quarter of gains;

◦
Company-operated comparable restaurant sales grew 0.3%, marking the 25th consecutive quarter of gains. Company-operated comparable restaurant sales growth was comprised of average check growth of 2.9%, partially offset by a transaction decrease of 2.6%;

◦	Franchised comparable restaurant sales grew 3.0%;

•
Total revenue increased 6.2% to $117.8 million (including $3.2 million of franchise advertising contributions and $0.2 million of other franchise revenue required as part of the new revenue recognition rules adopted in the fiscal first quarter whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income) compared to $111.0 million in the fiscal third quarter 2017;

•	Company restaurant sales increased 3.1% to $109.6 million compared to $106.3 million in the fiscal third quarter 2017;

•	Net income was $5.9 million, or $0.15 per diluted share, compared to $5.1 million in the fiscal third quarter 2017, or $0.13 per diluted share;

•	Adjusted net income* was $6.0 million, or $0.15 per diluted share, compared to $5.1 million in the fiscal third quarter 2017, or $0.13 per diluted share;

•	Restaurant contribution* margin increased 70 basis points to 19.9% compared to 19.2% in the fiscal third quarter 2017; and

•	Adjusted EBITDA* increased 6.4% to $17.7 million compared to $16.6 million in the fiscal third quarter 2017.

Adjusted net income*, Restaurant contribution*, and Adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “During the quarter we made strategic progress led by the launch of Elevated Combined Solutions which furthers our mission to be the leader in the value oriented QSR+ segment. We again experienced strong franchise comparable restaurant sales trends demonstrating our strengthening franchise system which supports brand portability. We remained focused on strengthening our great culture with the launch of our company values and our new advertising campaign centered on real employees. And, despite soft company-operated comparable restaurant sales, our effective margin management strategy helped us deliver an improved restaurant contribution margin after adjusting for the favorable timing of advertising expenses.”

Cappasola continued, “Although the new $1 Chicken Quesadilla Snacker did not support check or transaction trends during the third quarter, our flexible barbell menu strategy allowed us to quickly pivot to mid-tier and premium products which achieved an immediate improvement in menu mix. As we enter the fourth quarter our plan to generate transaction momentum includes the launch of Shredded Beef as a limited time offer, which has already sequentially improved our trends, and premium innovation with a new Triple Meat Epic Burrito. Still, we have opted to take a more cautious approach to our fiscal year outlook and have therefore updated our annual guidance.”

Cappasola concluded, “Next month, we will launch our Del Taco mobile app and begin offering delivery in the Los Angeles market through GrubHub, followed by a system-wide launch in 2019 that will include partnerships with Postmates and DoorDash. We believe delivery will provide another convenient channel to enjoy our fresh, high quality food and that moving toward a multiple delivery service provider approach will position us to maximize consumer demand.”

Review of Fiscal Third Quarter 2018 Financial Results

Total revenue increased 6.2% to $117.8 million (including $3.2 million of franchise advertising contributions and $0.2 million of other franchise revenue required as part of the new revenue recognition rules adopted in the fiscal first quarter whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income) compared to $111.0 million in the fiscal third quarter 2017. Excluding these revenue recognition impacts, total revenue increased 3.1%.

Comparable restaurant sales increased 1.4% system-wide, resulting in a 5.5% increase on a two-year basis. The Del Taco system has now generated comparable restaurant sales growth for 20 consecutive quarters. Company-operated comparable restaurant sales increased 0.3%, marking 25 consecutive quarters of comparable restaurant sales growth. Franchise comparable restaurant sales increased 3.0%, reflecting the strength of our system across a diverse geographic footprint.

Net income was $5.9 million, representing $0.15 per diluted share, compared to $5.1 million in the fiscal third quarter 2017, representing $0.13 per diluted share.

Adjusted net income* was $6.0 million, or $0.15 per diluted share, compared to $5.1 million in the fiscal third quarter 2017, or $0.13 per diluted share.

Restaurant contribution* was $21.8 million compared to $20.4 million in the fiscal third quarter 2017. As a percentage of Company restaurant sales, restaurant contribution margin increased approximately 70 basis points year-over-year to 19.9%. The increase was the result of an approximate 90 basis point decrease in food and paper costs and a 40 basis point decrease in occupancy and other operating expenses, which was due to the timing of advertising expenses, offset by an approximate 60 basis point increase in labor and related expenses.

Adjusted EBITDA* increased 6.4% to $17.7 million compared to $16.6 million in the fiscal third quarter 2017.

Restaurant Portfolio

During the fiscal third quarter 2018, we opened two company-operated restaurants and three franchised restaurants and closed three company-operated restaurants and one franchised restaurant. We also purchased three restaurants from franchisees.

Thus far in the fiscal fourth quarter 2018, we have opened two company-operated restaurants and there are currently 17 restaurants (eleven franchised and six company) under construction, of which 13 to 16 are expected to open this fiscal year.

Repurchase Program for Common Stock and Warrants

During the fiscal third quarter 2018, we repurchased 235,041 shares of common stock at average price of $12.74 per share for a total of $3.0 million, and repurchased 5,972 warrants at an average price per warrant of $3.07. At the end of the fiscal third quarter approximately $38.1 million remained under our $75 million repurchase authorization.

Updated Fiscal Year 2018 Guidance

We are updating our guidance for fiscal year 2018, which is a 52-week period ending January 1, 2019.

•	System-wide same store sales growth of approximately 3% (previously 2% to 4%);

•
Total revenue between $504 million and $507 million (previously $506 to $516 million), reflecting the new revenue recognition rules adopted in the first fiscal quarter whereby franchise advertising contributions and other franchise revenue, which totaled $12.7 million and $0.8 million in fiscal year 2017, respectively, will now be reported on a gross basis. This guidance also includes an estimated $0.5 million unfavorable impact from the timing of initial franchise fees and renewal fees which must be deferred and recognized over the term of the related franchise agreement;

•	Total company-operated restaurant sales between $470 million and $473 million (previously $473 to $483 million);

•	Restaurant contribution margin between 19.3% and 19.5% (previously 19.3% to 19.8%);

•
General and administrative expenses between approximately 8.5% and 8.7% of total revenue (previously 8.2% to 8.5%), including the expense side of the other franchise revenue that will now be reported on a gross basis;

•	Effective tax rate of approximately 26.0% to 27.0% (previously 26.5% to 27.5%);

•	Adjusted diluted earnings per share of approximately $0.53 to $0.56 (previously $0.59 to $0.63);

•	Adjusted EBITDA between $70.5 million and $71.5 million (previously $71.5 to $74.0 million);

•	25 to 28 new system-wide restaurant openings; and

•	Net capital expenditures between $39.0 million to $42.0 million (previously $35.0 million to $38.0 million).

We have not reconciled guidance for Adjusted diluted earnings per share and Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13683448.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and transaction-related costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before impairment of long-lived assets, restaurant closure charges, and other income related to the write-off of unfavorable lease liabilities, net of tax. Adjusted diluted net income per share represents company diluted net income per share before impairment of long-lived assets, restaurant closure charges, and other income related to the write-off of unfavorable lease liabilities, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. Del Taco’s new advertising campaign, “Celebrating the Hardest Working Hands in Fast Food,” further communicates the company’s commitment to providing guests with fresh, quality food prepared by hand every day. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 560 restaurants across 14 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks included, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 2, 2018, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Media Contact:
Julia Young
(646) 277-1280
julia.young@icrinc.com

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 11, 2018	January 2, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$6,628	$6,559
Accounts and other receivables, net	3,565	3,828
Inventories	2,596	2,712
Prepaid expenses and other current assets	4,793	6,784
Total current assets	17,582	19,883
Property and equipment, net	172,094	156,124
Goodwill	321,531	320,638
Trademarks	220,300	220,300
Intangible assets, net	19,450	21,498
Other assets, net	4,562	3,881
Total assets	$755,519	$742,324
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,172	$18,759
Other accrued liabilities	40,706	35,257
Current portion of capital lease obligations and deemed landlord financing liabilities	1,109	1,415
Total current liabilities	61,987	55,431
Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	169,174	170,639
Deferred income taxes	69,137	68,574
Other non-current liabilities	31,945	31,431
Total liabilities	332,243	326,075
Commitments and contingencies (Note 14)
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 38,066,801 shares issued and outstanding at September 11, 2018; 38,434,274 shares issued and outstanding at January 2, 2018	4	4
Additional paid-in capital	343,412	349,334
Accumulated other comprehensive income	357	14
Retained earnings	79,503	66,897
Total shareholders’ equity	423,276	416,249
Total liabilities and shareholders’ equity	$755,519	$742,324

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended		36 Weeks Ended
	September 11, 2018	September 12, 2017	September 11, 2018	September 12, 2017
Revenue:
Company restaurant sales	$109,559	$106,298	$324,468	$311,542
Franchise revenue	4,308	3,978	12,249	11,494
Franchise advertising contributions	3,155	—	9,227	—
Franchise sublease income	808	712	2,253	1,878
Total revenue	117,830	110,988	348,197	324,914
Operating expenses:
Restaurant operating expenses:
Food and paper costs	29,601	29,648	88,656	86,336
Labor and related expenses	35,301	33,635	105,541	100,041
Occupancy and other operating expenses	22,844	22,608	67,457	64,243
General and administrative	9,606	8,817	30,356	27,177
Franchise advertising expenses	3,155	—	9,227	—
Depreciation and amortization	5,855	5,522	17,616	15,903
Occupancy and other - franchise subleases	762	654	2,051	1,738
Pre-opening costs	259	354	900	531
Impairment of long-lived assets	—	—	1,661	—
Restaurant closure charges, net	672	(16)	635	(1)
Loss on disposal of assets, net	580	233	760	524
Total operating expenses	108,635	101,455	324,860	296,492
Income from operations	9,195	9,533	23,337	28,422
Other expense:
Interest expense	2,062	1,628	5,984	4,798
Other income	(523)	—	(523)	—
Total other expense	1,539	1,628	5,461	4,798
Income from operations before provision for income taxes	7,656	7,905	17,876	23,624
Provision for income taxes	1,782	2,804	4,563	8,955
Net income	5,874	5,101	13,313	14,669
Other comprehensive income (loss):
Change in fair value of interest rate cap, net of tax	23	(35)	312	(271)
Reclassification of interest rate cap amortization included in net income	15	—	31	—
Total other comprehensive income (loss)	38	(35)	343	(271)
Comprehensive income	$5,912	$5,066	$13,656	$14,398
Earnings per share:
Basic	$0.15	$0.13	$0.35	$0.38
Diluted	$0.15	$0.13	$0.34	$0.37
Weighted-average shares outstanding
Basic	38,191,335	38,695,099	38,310,842	38,744,963
Diluted	39,391,284	39,839,571	39,108,573	40,016,062

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended		36 Weeks Ended
	September 11, 2018	September 12, 2017	September 11, 2018	September 12, 2017
Net income	5,874	$5,101	13,313	$14,669
Non-GAAP adjustments:
Provision for income taxes	1,782	2,804	4,563	8,955
Interest expense	2,062	1,628	5,984	4,798
Depreciation and amortization	5,855	5,522	17,616	15,903
EBITDA	15,573	15,055	41,476	44,325
Stock-based compensation expense (a)	1,445	1,191	4,079	3,340
Loss on disposal of assets, net (b)	580	233	760	524
Restaurant closure charges, net (c)	672	(16)	635	(1)
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	(352)	(229)	(602)	(521)
Pre-opening costs (e)	259	354	900	531
Impairment of long-lived assets (f)	—	—	1,661	—
Other income (g)	(523)	—	(523)	—
Adjusted EBITDA	$17,654	$16,588	$48,386	$48,198

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets, net includes the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net of gains or losses recorded associated with the sale of company-operated restaurants to franchisees.

(c)
Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

(f)	Includes costs related to impairment of long-lived assets.

(g)
Other income consists of a gain related to the write-off of unfavorable lease liabilities related to franchise subleases which were terminated in connection with the Company's acquisition of the related franchise-operated restaurants.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended		36 Weeks Ended
	September 11, 2018	September 12, 2017	September 11, 2018	September 12, 2017
Company restaurant sales	$109,559	$106,298	$324,468	$311,542
Restaurant operating expenses	87,746	85,891	261,654	250,620
Restaurant contribution	$21,813	$20,407	$62,814	$60,922
Restaurant contribution margin	19.9%	19.2%	19.4%	19.6%

Del Taco Restaurants, Inc.
Reconciliation of Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	12 Weeks Ended		12 Weeks Ended
	September 11, 2018		September 12, 2017
	$	Per Share	$	Per Share
Net income and diluted earnings per share, as reported	$5,874	$0.15	$5,101	$0.13
Impairment of long-lived assets (a)	—	—	—	—
Restaurant closure charges, net (b)	672	0.02	(16)	—
Other income (c)	(523)	(0.01)	—	—
Tax impact of adjustment (d)	(40)	—	—	—
Non-GAAP adjusted net income and adjusted diluted earnings per share	$5,983	$0.15	$5,085	$0.13

	36 Weeks Ended		36 Weeks Ended
	September 11, 2018		September 12, 2017
	$	Per Share	$	Per Share
Net income and diluted earnings per share, as reported	$13,313	$0.34	$14,669	$0.37
Impairment of long-lived assets (a)	1,661	0.04	—	—
Restaurant closure charges, net (b)	635	0.02	(1)	—
Other income (c)	(523)	(0.01)	—	—
Tax impact of adjustment (d)	(479)	(0.01)	—	—
Non-GAAP adjusted net income and adjusted diluted earnings per share	$14,607	$0.37	$14,668	$0.37

(a)	Includes costs related to impairment of long-lived assets.

(b)
Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(c)
Other income consists of a gain related to the write-off of unfavorable lease liabilities related to franchise subleases which were terminated in connection with the Company's acquisition of the related franchise-operated restaurants.

(d)	Represents the income tax associated with the adjustments in (a) through (c) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended		36 Weeks Ended
	September 11, 2018	September 12, 2017	September 11, 2018	September 12, 2017
Company-operated restaurant activity:
Beginning of period	315	304	312	310
Openings	2	2	6	3
Closures	(3)	(1)	(4)	(3)
Purchased from franchisees	3	—	3	—
Sold to franchisees	—	—	—	(5)
Restaurants at end of period	317	305	317	305
Franchise-operated restaurant activity:
Beginning of period	251	251	252	241
Openings	3	2	4	7
Closures	(1)	—	(3)	—
Purchased from Company	—	—	—	5
Sold to Company	(3)	—	(3)	—
Restaurants at end of period	250	253	250	253
Total restaurant activity:
Beginning of period	566	555	564	551
Openings	5	4	10	10
Closures	(4)	(1)	(7)	(3)
Restaurants at end of period	567	558	567	558